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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                            On Track Innovations Ltd.
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                                (Name of Issuer)

                  Ordinary Shares, par value NIS 0.1 per share
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                         (Title of Class of Securities)

                                 CINS M8791A 109
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                                 (CUSIP Number)

                                 March 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required is the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                                    (Page 1)

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

------------------------------- -------------------------------------           ----------------------------------------------------
CUSIP No.                       CINS M8791A 109                         13G                            Page 2
------------------------------- -------------------------------------           ----------------------------------------------------
------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAMES OF REPORTING PERSONS:                          Ronnie Gilboa

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):                                      Not applicable
------------------------- -------------------------------------------------------------------------------------- -------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (a) [_]
                                                                                                                       (b) [x]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Israel

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                        217,727
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                      -0-
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                   217,727
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                 -0-

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH           217,727
                          REPORTING PERSON:

------------------------- -------------------------------------------------------------------------------------- -------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------- -------------------------------------------------------------------------------------- -------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                      2.5%
------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN

------------------------- ------------------------------------------- --------------------------------------------------------------

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
Item 1

(a)      Name of Issuer:

         On Track Innovations Ltd.

(b)      Address of Issuer's Principal Executive Offices:

         Z.H.R. Industrial Zone
         P.O. Box 32
         Rosh-Pina, Israel  12000

Item 2

(a)      Name of Person Filing:

         Ronnie Gilboa

(b)      Address of Principal Business Office or, if None, Residence:

         Principal Business Office:

         c/o On Track Innovations Ltd.
         Z.H.R. Industrial Zone
         P.O. Box 32
         Rosh-Pina, Israel  12000

(c)      Citizenship:

         Israel

(d)      Title of Class of Securities:

         Ordinary Shares, par vale NIS 0.1 per share (the "Ordinary Shares")

(e)      CUSIP Number:   M8791A 109

Item 3

         Not applicable

Item 4            Ownership

(a)-(d) The Reporting Person has sole voting and dispositive power with respect to 217,727 Ordinary Shares, consisting of 103,060 Ordinary Shares held directly by the Reporting Person and 114,667 Ordinary Shares underlying options exercisable within 60 days.

Item 5     Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]

Item 6     Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable

Item 8     Identification and Classification of Members of the Group.

          Not applicable

Item 9     Notice of Dissolution of Group.

          Not applicable

Item 10    Certifications.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 31, 2005



                                    By:   /s/ Ronnie Gilboa
                                         ---------------------------------------
                                         Name:    Ronnie Gilboa
                                         Title:   Vice President--Projects










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